MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

December 16, 2008

Securities and Exchange Commission
1010 F Street, NE
Washington, DC 20549

Re: 310 Holdings, Inc.

Dear Sirs:

We have read the statements included under Item 4.01 of Form 8-K/A dated as of November 17, 2008 of 310 Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with  such statements insofar as they relate to our dismissal.  We cannot confirm or deny that the appointment of Tarvaran, Askelson & Company, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada

6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax: (702)253-7501